Exhibit 99.1
Quest Diagnostics Prices $750 Million of Senior Notes

SECAUCUS, N.J., October 30, 2023 /PRNewswire/ -- Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, announced today the pricing of a public offering of $750 million aggregate principal amount of its 6.400% senior notes due 2033 under Quest Diagnostics' shelf registration statement.
Quest Diagnostics expects to receive the net offering proceeds upon closing on November 1, 2023, subject to customary closing conditions. The company intends to use the net proceeds from the offering for general corporate purposes, which may include the redemption or repayment of indebtedness. The indebtedness the company may redeem or repay with the net proceeds of the offering includes the company's $300 million aggregate principal amount of 4.25% senior notes due 2024 and any outstanding borrowings under the company's senior unsecured revolving credit facility and secured receivables credit facility.
This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This offering may be made only by means of a prospectus supplement and accompanying base prospectus, copies of which or information concerning this offering may be obtained by calling Goldman Sachs & Co. LLC, toll free at 1 (866) 471-2526, Mizuho Securities USA LLC, toll-free at 1 (866) 271-7403 or Morgan Stanley & Co. LLC, toll-free at 1 (866) 718-1649.
About Quest Diagnostics
Quest Diagnostics empowers people to take action to improve health outcomes. Derived from the world’s largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management. Quest Diagnostics annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our nearly 50,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives.www.QuestDiagnostics.com.
The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future

Exhibit 99.1
government investigations, lawsuits or private actions, the competitive environment, the complexity of billing, reimbursement and revenue recognition for clinical laboratory testing, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company's most recently filed Annual Report on Form 10-K and in any of the company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.
SOURCE Quest Diagnostics
For further information: Denny Moynihan, Quest Diagnostics (Media): 973-520-2800, Shawn Bevec, Quest Diagnostics (Investors): 973-520-2900

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